CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 19 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated February 14, 2000 and February 16, 2000, relating to the financial statements and financial highlights which appear in the December 31, 1999 Annual Report to Shareholders of SteinRoe Variable Investment Trust (Stein Roe Balanced Fund, Variable Series; Stein Roe Growth Stock Fund, Variable Series; Stein Roe Money Market Fund, Variable Series; Stein Roe Mortgage Securities Fund, Variable Series and Stein Roe Small Company Growth Fund, Variable Series), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants and Financial Statements" in such Registration Statement.



/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
June 1, 2000